Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

March 1, 2016

Great Basin Scientific, Inc.

1441 South 3850 West

Salt Lake City, UT 84120

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Great Basin Scientific, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders (the “Selling Stockholders”) of up to 85,000,000 shares of common stock of the Company, par value $0.0001 (the “Shares”) issuable to the Selling Stockholders upon conversion of the Company’s outstanding $22.1 million in principal face amount of senior secured convertible notes issued by the Company on December 30, 2015 (the “Notes”) pursuant to a securities purchase agreement between the Company and certain buyers of the Notes and related Series D Warrants (the “Securities Purchase Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares into which the Notes are initially convertible, when issued and delivered upon conversion of the Notes pursuant to the terms of the Notes, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DORSEY & WHITNEY LLP